Exhibit 4.(a).88

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 72

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 75D

At the end of the heading of the article, after "cellular data" shall come "in Israel".

Amendment of Article 75E

After article 75D shall come:

"             75E               Charges for International Roaming Services

75E.1            In this article:

"arrangement"-   a package or plan that includes cellular data;

"package offers"-   an offer of three packages or various plans that the Licensee may have that include data data that have been offered to the Licensee's subscribers in the month preceding the month in which the package offers were sent to the subscriber.

"package"- a limited quantity of service units,  that can be used during a limited period through international roaming abroad, that are sold at a known and predetermined price and is valid for certain destinations.

"abroad or destination"-   a country, including a vessel at sea and an aircraft;

"Mb"-  Mbyte

"cellular data or cellular data service"-   cellular data service abroad

"plan"-           a tariff plan for a limited period of time for the use of services through international roaming abroad (for example: voice service, sending and receiving sms and cellular data) to destinations included in the plan and the payment for the services shall be made in accordance with the use; the service tariffs included in the plan are different from the tariffs for these services for a subscriber that did not enroll in the plan; the plan can determine a set payment that does not depend on usage.

75E.2
The Licensee will send an SMS to a subscriber that purchased an international roaming services package (hereinafter in this section "the package"); the SMS will be sent each time the subscriber utilizes 75%, 90% and 100% of the package; in addition, the Licensee will send an SMS to the subscriber upon the termination of the arrangement and will note the termination of the arrangement. The SMSs will be sent to the subscriber at no charge, as close as possible to the said level of utilization and shall include at least the following: the utilization rate of the services included in the arrangement as set forth in the following section 1-5 and the date on which the utilization calculation was made (date and time);

1.	Call minutes
2.	SMSs
3.	Cellular data (in Mb)
4.	Call minutes and SMSs in a combined manner
5.	Call minutes, SMSs and cellular data (in Mb) in a combined manner

75E.3
If a subscriber purchases an arrangement, the Licensee shall block the access to the cellular data after complete utilization of the package or upon termination of the arrangement, according to the matter, free of charge and the subscriber will not be required to pay any payments for cellular data, beyond the payment known in advance for the package that was purchased or the plan that the subscriber joined. The Licensee shall send an SMS to the subscriber, free of charge, regarding the said blocking, possible to the blocking date. The SMS should include package offers.

75E.4	(a) The Licensee shall block free of charge the access to cellular data service for every subscriber upon his arrival abroad, unless the subscriber fulfills one of the following conditions:

1)	The subscriber has an arrangement.

2)	The subscriber requested at his own initiative, through a "service access form" to allow him to access cellular data on a regular basis.

(b) If the subscriber does not fulfill one of the conditions set forth in sub-section (a) and the Licensee does not block the subscriber for cellular data, the Licensee shall not charge the subscriber for the cellular data.

(c) The Licensee will block free of charge the access to cellular data as set forth in sub-section (a) and will not charge for cellular data as set forth in sub-section (b) any time that a subscriber that purchases an arrangement reaches a destination not included in the arrangement. The Licensee will again allow the said subscriber the cellular data immediately and automatically and without the subscriber's need for any manual action any time that the subscriber in at a destination included in the arrangement.

(d) The Licensee will send the subscriber an SMS free of charge regarding the said blockage in sub-sections (a) and (c) as close as possible to the time of the blockage and will note the reason for the blockage and the ways in which the subscriber can apply to open the blockage. The SMS will include the package offers.

(e) Article 60.6 shall apply to the manner of subscribers applying for cellular data while abroad after their access to the cellular data has been blocked and access to cellular data has been allowed to them without having to purchase an arrangement after they have confirmed that they are aware of the cellular data price per Mb without an arrangement and the documentation shall also include the subscriber's details and his said confirmation.

75E.5
Upon the arrival abroad of a subscriber that requested through a "service access form" to have access on a regular basis to cellular data and the subscriber does not have an arrangement, the Licensee shall send him an SMS that includes a warning regarding the possible chargeable consumption of cellular data, without the initiation of any cellular data action and information regarding the ability to block the cellular data by changing the handset settings. The SMS should note, if relevant, that the said blockage also blocks the ability for cellular data in Israel and therefore the blockage should be removed for cellular data upon the return to Israel or by calling the Licensee's call center. In addition, the SMS should include a package offer.

75E.6
The Licensee will notify its subscribers in the telephone bill following the date of signature of the license amendment, with respect to the possibility to request to be blocked for cellular data by filling out a "service access form" that appears on the Licensee's website. The subscriber may send the said form to the Licensee by regular mail, e-mail, fax or by an online form on the Licensee's website, if the Licensee's website supports this possibility.

75E.7
The Licensee shall display on its website information regarding the subscriber's ability to block access to cellular data also through the handset, as long as said blockage does not block the ability to roam in Israel.

75E.8
The Licensee shall display on its website information about services that consume chargeable data volume without an active initiated action by the subscriber, for example: automatic synchronization of e-mail and updates of different applications.

75E.9
Charges for international roaming services according to a rate per unit shall be done retroactively in the telephone bill, after consuming the services and not in advance. If a subscriber purchases an arrangement that includes a payment that is known in advance, the charge will be done for this payment in the bill for the period during which the transaction became effective.

75E.10	Without derogating from the aforesaid in Article 55A, Article 60.6 shall apply to "remote sales transactions" of services through international roaming services.

75.11E
The Licensee will send as soon a possible, free of charge, an SMS to each subscriber that purchases services through a remote sales transaction of services through international roaming services, that includes the main points of the transaction, and no later than the end of the day on which the remote sales transaction was made.

In addition, the Licensee will note information regarding the said " remote sales transaction " in the telephone bill following the date of the execution of the transaction, in accordance with the billing period of the subscriber, that includes the telephone number for which the transaction was executed, the date of the transaction, the amount and types of services that were purchased through international roaming services, the number of days allocated for the use of the services, the date and time of beginning of provision of the services, the price of the services purchased, the price according to which the charge will be done for consuming the services beyond the package, if a package is purchased and the manner of rounding up every amount consumed ((hereinafter- "transaction details").

A copy of the telephone bill in which the details of the transaction are noted will be available with the Licensee for presentation before the Director or for being sent to him upon demand, within five (5) working days from the date of the agreement execution.

75.12E
In a transaction for the purchase of services through international roaming services that was done in the presence of the Licensee's representative and the subscriber, the subscriber shall be given at the time of the agreement execution a printed confirmation that includes the transaction details. A copy of the confirmation shall be available with the Licensee for presentation before the Director or for being sent to him upon demand, within five (5) working days from the date of the agreement execution.

75.13E
The Licensee will publish on its website all the packages and plans that are marketed to private subscribers as well as the tariffs of all international roaming services for subscribers without arrangements, for all the destinations for which the Licensee has an international roaming agreement. The Licensee will not charge a subscriber for international roaming services that was done at a destination that was not published as set forth above before the charge.

75.14E	The tariff for cellular data will be noted by the Licensee every place where it is noted in units of NIS 1 per Mb.

75.15E	The cellular data tariff for 1 Mb for a subscriber that does not have an arrangement will be lower than the price of the cheapest package offered by the Licensee.

75.16E	The purchase of an arrangement, in Israel or abroad, does not change the default listed in the updated service order form except for the period of that arrangement.

Amendment of Appendix E

In section 2.2(a):

1.	Instead of "roaming service" will come "international roaming service";
2.	At the end will come:
"With respect to inquiries regarding international roaming services-the Licensee will allow every subscriber that is abroad to call the said call center free of charge, as long as the inquiry is done through a telephone number on the Licensee's network. The Licensee will publish on its website the telephone number for calling from abroad."

Amendment of Appendix E2

Instead of the existing Appendix E2 shall come the attached Appendix E2.

Commencement

This amendment to the licensee will become effective no later than February 17, 2014.

(  December 18, 2013)

(sgd) ________________ Haim Giron Senior Deputy Director-General, Engineering and Licensing	______________ Avi Berger Director General

Appendix E2-Services Access Form

Access form for services through the cellular handset that are charged in the telephone bill

Name of the Licensee
Methods for sending the form:
Address
E-mail address
Fax number

Date:______________

I, the person whose details appear below, request access to the services detailed below, for the telephone number noted in this form as follows:

Subscriber Details
Name of the subscriber/company:___ I.D./Company No._____________________
Address:____Telephone No.__________

Mark X according to your choice and sign. For your information, partial marking and signing shall mean blocking the possibility to receive the service.

No.	Type of Service	Block	Open	Subscriber's Signature
1.	Cellular data service on cellular internet in Israel including the cellular portal of the Licensee (Blocking does not prevent cellular data in Israel through Wi-Fi)	o	o
1A.
Cellular data service on cellular internet abroad including the cellular portal of the Licensee
(Blocking does not prevent cellular data abroad through Wi-Fi)
For your information, if you chose "block" and purchased at some point at a later time a plan/package that includes cellular data, the blocking will be opened by [name of company] and afterwards will be blocked by us again upon the complete utilization of the package or the termination of the plan, the earlier of the two.
		o	o
2.	Content service and/or one time information

a. receipt or download of content through the internet, watching it and/or listening to it on a one time basis (for example: download or watching a video clip, listening to a song, download of a ringtone, download of a video clip, download of a game, and all on a one time basis)
		o	o
	b. sending of an sms at a special rate in order to vote as part of a televised show on a one time basis (for example: voting for a reality show on a one time basis)	o	o

	c. Making a donation by sending an sms on a one time basis (for example: a donation to an organization on a one time basis)	o	o
	d. Receipt of content and/or information on a one time basis (for example: information about transportation routes, professionals, financial information, and all on a one time basis)	o	o
3.	Content service and/or continuous information

a. Receipt or download of content through the internet, watching and/or listening to it not on a one time basis (for example: a subscription to download or watch a video clip, a subscription  for a music service, a subscription to download ringtones, a subscription to download video clips and a subscription to download games)
o

b. Receipt of content and/or information not on a one time basis (for example: a subscription for the receipt of news updates, a subscription for the receipt of sports results, a subscription for the receipt of trivia questions and a subscription for the receipt of diet recipes)
o
Signing this agreement in the presence of a Licensee representative-I declare that this form was marked and signed by myself
Name of Licensee Representative:_______ Signature of Licensee Representative_____ Signature of Subscriber________________